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Jeff Donnelly
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Briony Quinn
Senior Vice President
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FOR IMMEDIATE RELEASE

DIAMONDROCK PROVIDES UPDATE ON IMPACT OF HURRICANE DORIAN

BETHESDA, Maryland, Tuesday, September 10, 2019 - DiamondRock Hospitality Company (the "Company") (NYSE: DRH) today provided an update on its hotels that were impacted by Hurricane Dorian.

“We extend our heartfelt sympathies to all those in Dorian’s path this past week, and our deepest gratitude to the folks on the ground at our hotels. Their vigilance ensured the safety of our guests and hotel associates and mitigated property damage,” said Mark Brugger, President & Chief Executive Officer of DiamondRock Hospitality Company. “Fortunately, no guests or employees were injured as a result of the storm. Property damage and construction delays were minimal and collectively we expect the storm-related earnings disruption to be less than $1 million in Hotel Adjusted EBITDA for the portfolio.”

The Frenchman’s Reef & Morning Star Beach Resort, which has been closed since late 2017 and in the process of a comprehensive rebuilding, experienced the effects of Hurricane Dorian as a Category 1 storm. The property experienced very minor physical damage and a one week delay to the construction schedule. Construction resumed shortly after the storm passed and the Company currently expects the hotel to reopen in the second half of 2020.
The Renaissance Charleston Historic District closed on Monday, September 2nd following a mandatory evacuation order and reopened on Saturday, September 7th. The hotel experienced minor water intrusion from wind-driven rain, which is being remediated, but lost business due to the five day closure and expected recovery ramp up.
The Westin Fort Lauderdale Beach Resort remained open and operational during Hurricane Dorian and did not incur any physical damage. While the hotel did incur some lost business due to storm-related travel disruption, the financial impact was not material.
Havana Cabana Key West and Sheraton Suites Key West were not in the path of Hurricane Dorian and remained open and operational. While the hotels did incur some lost business due to storm-related travel disruption, the financial impact was not material.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 31 premium quality hotels with over 10,000 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families such as Hilton and Marriott as well as unique boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

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